Exhibit 99.1

Vir Biotechnology Provides Corporate Update and Reports
First Quarter 2021 Financial Results

SAN FRANCISCO, May 6, 2021 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the first quarter ended March 31, 2021.

“We’ve had an active start to the year, achieving significant clinical and collaboration milestones across our portfolio of investigational compounds for serious infectious diseases,” said George Scangos, Ph.D., chief executive officer of Vir Biotechnology. “Based on the profound efficacy results from our Phase 3 trial of VIR-7831 and our belief in its ongoing ability to address known  variants of concern, we remain confident in the potential of this dual-action monoclonal antibody to play an important role in bringing the COVID-19 pandemic to an end. We look forward to the pending Emergency Use Authorization decisions in the U.S. and Europe. In the interim, we are rapidly progressing the initiation of new studies aimed at both the prevention and treatment of COVID-19, as well as new delivery methods that we hope will help ease administration and access in the future. Importantly, we are also excited to share several new data sets from our robust hepatitis B pipeline in the second quarter, and expect to maintain our executional momentum throughout the year.”

Corporate Update

COVID-19 Updates

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In February, the Company initiated COMET-PEAK (COVID-19 Monoclonal antibody Efficacy Trial - Patient SafEty, TolerAbility, PharmacoKinetics), a Phase 2 trial with two parts. The first part, initiated in February, is evaluating the similarity in pharmacokinetics between VIR-7831 manufactured by different processes. The second part, which began in April, is comparing the safety and viral kinetics of intramuscularly (IM) administered VIR-7831 to intravenously (IV) administered VIR-7831 among low-risk adults with mild to moderate COVID-19. The low 500 mg dose of VIR-7831 lends itself to administration via an IM route, and could facilitate broader access to monoclonal antibody therapy in settings where IV administration is not feasible. Data are expected in the second half of 2021.

●

In March, the Company announced that the VIR-7831 arm of the National Institutes of Health’s (NIH) ACTIV (Accelerating COVID-19 Therapeutic Interventions and Vaccines) Program Phase 3 clinical trial met initial pre-specified criteria, and no safety signals were reported. Based on sensitivity analyses of the available data, the independent Data and Safety Monitoring Board recommended the VIR-7831 arm be closed to enrollment. The Company anticipates an NIH-led manuscript to be published later this year.

●

In March, the Company announced an Independent Data Monitoring Committee (IDMC) recommended the Phase 3 COMET-ICE trial evaluating VIR-7831 as monotherapy for the early treatment of COVID-19 in adults at high risk of hospitalization be stopped for enrollment due to evidence of profound efficacy. The IDMC recommendation was based on an interim analysis of data from 583 patients enrolled in the COMET-ICE trial, which demonstrated an 85% (p=0.002) reduction in hospitalization or death in patients receiving VIR-7831 as monotherapy compared to placebo, the primary endpoint of the trial. VIR-7831 was well tolerated. As the trial remains ongoing and blinded with patients continuing to be followed for 24 weeks, additional results, including epidemiology and virology data, will be forthcoming once the trial is completed.

●

In March, the Company announced the submission of an Emergency Use Authorization (EUA) request to the U.S. Food and Drug Administration (FDA) for VIR-7831 for the treatment of adults and adolescents (aged 12 years and over and weighing at least 40 kg) with mild-to-moderate COVID-19 who are at risk for progression to hospitalization or death. The submission is based on the interim analysis of efficacy and safety data from the Phase 3 COMET-ICE trial. These data will also form the basis for a Biologics License Application (BLA) submission to the FDA, planned in the second half of 2021.

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In March, the Company announced topline data from Eli Lilly and Company’s (Eli Lilly) expanded Phase 2 BLAZE-4 trial evaluating the potential benefits of VIR-7831 together with Eli Lilly’s investigational bamlanivimab (LY-CoV555) in low-risk adult patients with mild to moderate COVID-19. Results from the trial, which began dosing in January, showed that bamlanivimab 700 mg co-administered with VIR-7831 500 mg demonstrated a 70% (p<0.001) relative reduction in persistently high viral load (>5.27; cycle threshold value <27.5) at day 7 compared to placebo, meeting the primary endpoint. In addition, bamlanivimab administered with VIR-7831 demonstrated a statistically significant reduction compared to placebo in the key virologic secondary endpoints of mean change from baseline to days 3, 5, and 7 in SARS-CoV-2 viral load. No serious adverse events were reported in either trial arm. Together with Eli Lilly and GlaxoSmithKline plc (GSK), the Company is engaging with the FDA and anticipates working with other global regulators regarding the possible co-administration of bamlanivimab and VIR-7831 for the treatment of COVID-19.

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In April, the Company announced that the European Medicines Agency (EMA) initiated a review of VIR-7831 for the treatment of adults and adolescents with COVID-19 who do not require oxygen supplementation and who are at high risk of progressing to severe COVID-19. The review is being carried out by the EMA’s Committee for Human Medicinal Products (CHMP) and will provide European Union-wide recommendations for national authorities who may take evidence-based decisions on the early use of the medicine, ahead of any formal Marketing Authorization Application.

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In April, the first patient was dosed in the UK National Health Service-supported AGILE initiative. The trial initiative, which the Company announced in January, is the first to evaluate VIR-7832 in a Phase 1b/2a trial of adults with mild to moderate COVID-19. VIR-7832 shares the same characteristics as VIR-7831 and has been engineered to potentially be a therapeutic T cell vaccine to further help treat and/or prevent COVID-19. Initial safety data are expected in the second half of 2021.

●	In the second quarter of 2021, the Company plans to initiate two additional trials evaluating IM administration of VIR-7831:
○

COMET-TAIL (Treatment of Acute COVID-19 with Intramuscular monocLonal antibody) – a Phase 3 trial in high-risk adults to assess whether IM-administered VIR-7831 can reduce hospitalization or death due to COVID-19

○	COMET-STAR (Stop Transmission of Acute SARS-CoV-2) – a Phase 3 trial in uninfected adults at high risk to determine whether IM-administered VIR-7831 can prevent symptomatic COVID-19 infection
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In connection with the advancement of Vir’s SARS-CoV-2 monoclonal antibody programs, the Company has established a strategic manufacturing network that will enable the manufacture of approximately two million doses to patients in the first year following potential EUA, and several fold that in the second year, depending on titer and yield.

Chronic Hepatitis B Virus (HBV) Updates

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In January, the Company entered into a clinical collaboration with Gilead Sciences, Inc. (Gilead) to evaluate VIR-2218 in a Phase 2 combination therapy trial with selgantolimod (GS-9688), Gilead’s investigational TLR-8 agonist, and nivolumab, an approved PD-1 inhibitor, in both treatment-experienced and treatment-naïve patients with HBV. The trial, which is aimed at developing a functional cure for chronic HBV, is expected to start in the second half of 2021.

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In late January, the Company announced initial topline data from an ongoing Phase 1 trial evaluating VIR-3434, an HBV-neutralizing monoclonal antibody with the potential to be a therapeutic T cell vaccine, for the treatment of patients with chronic HBV. The first blinded cohort consisted of eight patients with chronic HBV who were taking nucleoside reverse transcriptase inhibitors (NRTIs), two of whom received placebo, and six of whom received a single dose of 6 mg VIR-3434. Six of eight patients achieved a mean 1.3 log10 IU/mL reduction in serum HBV surface antigen (HBsAg) by day eight, the day when nadir was achieved in most patients. Additional safety and efficacy data will be presented at The European Association for the Study of the Liver’s (EASL) International Liver Conference in June. The Company also expects to initiate a Phase 2 trial of VIR-3434 in combination with VIR-2218 in the second half of 2021.

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In February, the Company presented encore data on VIR-2218 at the Asian Pacific Association for the Study of the Liver. Presentations included preliminary results from the Company’s ongoing Phase 2 trial of VIR-2218 (oral) and data characterizing the urine and plasma pharmacokinetics of VIR-2218 (poster). One-year response durability data for VIR-2218 as a monotherapy for HBV will be presented at the EASL International Liver Conference in June.

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In April, the Company announced that its collaborator Brii Biosciences initiated a Phase 2 trial evaluating VIR-2218 in combination with BRII-179, an investigational T cell vaccine, for the treatment of chronic HBV infection.

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During the quarter, the Company continued to progress a Phase 2 combination trial of VIR-2218 with pegylated interferon-alpha (PEG-IFN-α) to evaluate the potential for this combination to result in a functional cure for HBV. Initial clinical data will be presented at the EASL International Liver Conference in June.

●	The Company received notification of acceptance of four abstracts for presentation at the EASL International Liver Conference, to be hosted virtually June 23-26.
o	Oral Presentation: A Phase 1 study evaluating the neutralizing, vaccinal monoclonal antibody VIR-3434 in participants with chronic hepatitis B virus infection. (Presenter: Dr. Kosh Agarwal)
o

Oral Presentation: Safety and antiviral activity of VIR-2218, an X-targeting RNAi therapeutic, in participants with chronic hepatitis B infection: week 48 follow-up results. (Presenter: Prof. Edward Gane)

o

Poster Presentation: Preliminary on-treatment data from a Phase 2 study evaluating VIR-2218 in combination with pegylated interferon alfa-2a in participants with chronic hepatitis B infection. (Presenter: Prof. Man-Fung Yuen)

o	Poster Presentation: Preliminary pharmacokinetics and safety in healthy volunteers of VIR-3434, a monoclonal antibody for the treatment of chronic hepatitis B infection (Presenter: Dr. Sneha Gupta)

Additional Pipeline Updates

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In January, the Company initiated a Phase 1 clinical trial of VIR-1111, an investigational HIV T cell vaccine based on human cytomegalovirus (HCMV). This proof-of concept trial is designed to test the hypothesis that this new approach can elicit potentially protective immune responses that differ from other HIV vaccines. If observed, this T cell vaccine could potentially have utility in additional types of infections and other challenging areas, including cancer. Initial clinical data are anticipated in the second half of 2021.

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In February, the Company signed a binding collaboration agreement with GSK to expand their existing collaboration to include the research and development of new therapies for influenza and other respiratory viruses. The expanded collaboration, which builds on the agreement signed in 2020 to research and develop therapies for coronaviruses, provides GSK exclusive rights to collaborate with Vir on the development of potential best-in-class monoclonal antibodies for the prevention or treatment of influenza. As part of the agreement, the companies will also engage in two additional research programs: 1) an expansion of the current functional genomics collaboration to include other respiratory virus targets; and 2) the development of up to three neutralizing monoclonal antibodies identified using Vir’s antibody technology platform to target non-influenza pathogens during a three-year research period. Given the relatively low incidence of influenza during the COVID-19 pandemic, the companies are currently evaluating the potential timelines for advancing VIR-2482 and other influenza therapies covered under the expanded agreement. Under the terms of the agreement, GSK will pay $345 million in a combination of an upfront payment and a further equity investment in Vir.

Publications

During and following the first quarter, nine manuscripts were published related to the Company’s efforts to address SARS-CoV-2 and other viruses.

In January:

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Cell published “Circulating SARS-CoV-2 spike N439K variants maintain fitness while evading antibody-mediated immunity” (Thompson, et al.), which was previously posted on bioRxiv. The paper characterized the virulence, fitness, clinical and epidemiologic impact, molecular features and immune response to N439K, a prevalent receptor binding motif (RBM) variant of the SARS-CoV-2 spike protein first identified in Scotland in March 2020, and how this mutation might evade immunity.

In February:

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medRxiv posted a pre-print manuscript, “SARS-CoV-2 B.1.1.7 escape from mRNA vaccine-elicited neutralizing antibodies” (Collier, et al.), which highlighted the importance of designing next-generation vaccines with mutated S sequences and using alternative viral antigens.

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Research Square posted a pre-print manuscript, “SARS-CoV-2 variants show resistance to neutralization by many monoclonal and serum-derived polyclonal antibodies” (Diamond, et al.), which indicated that the cell line in which the virus is grown and the cell line in which the assays are performed significantly affected the in vitro potency of certain antibodies against SARS-CoV-2.

In March:

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bioRxiv posted a pre-print manuscript, “The dual function monoclonal antibodies VIR-7831 and VIR-7832 demonstrate potent in vitro and in vivo activity against SARS-CoV-2” (Cathcart, et al.), which demonstrated that VIR-7831 maintains activity against current circulating variants of concern including the UK, South African and Brazilian variants.

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Cell published “N-terminal domain antigenic mapping reveals a site of vulnerability for SARS-CoV-2” (McCallum, et al.), which was pre-published in January on bioRxiv. The paper characterized the N-terminal domain (NTD) on the SARS-CoV-2 spike protein.

In April:

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bioRxiv posted a pre-print manuscript, “SARS-CoV-2 immune evasion by variant B.1.427/B.1.429” (McCallum, et al.), which further established the ability of VIR-7831 to maintain its neutralizing activity against a mutation in the receptor binding domain (RBD) of SARS-CoV-2, called L452R, which is found in the California variant (B.1.427/B.1.429).

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bioRxiv posted a pre-print manuscript, “Membrane lectins enhance SARS-CoV-2 infection and influence the neutralizing activity of different classes of antibodies” (Lempp, et al.), which adds to the growing body of evidence suggesting monoclonal antibodies that target a conserved epitope, such as VIR-7831, have the potential to be highly effective against SARS-CoV-2 and associated known mutations.

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bioRxiv posted a pre-print manuscript, “Structural basis for broad sarbecovirus neutralization by a human monoclonal antibody” (Tortorici, et al.), which further recognized the importance of monoclonal antibodies with a highly conserved epitope, broad neutralization capabilities and the potential for a high barrier to resistance to address pan sarbecoviruses.

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bioRxiv posted a pre-print manuscript, “Antibodies to the SARS-CoV-2 receptor-binding domain that maximize breadth and resistance to viral escape” (Starr, et al.), which highlighted the importance of mAbs that target the RBD, given their high neutralization activity and potency, and suggested the potential for RBD-based vaccines as a means of addressing future variants.

First Quarter 2021 Financial Results

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Revenues: Total revenues for the quarter ended March 31, 2021, were $2.0 million, compared to $5.7 million for the same period in 2020. The decrease for the quarter was primarily due to timing of research activities under our grant agreements with the Bill & Melinda Gates Foundation.

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Research and Development Expenses: Research and development expenses were $134.9 million for the quarter ended March 31, 2021, which includes $8.4 million of non-cash stock-based compensation expense, compared to $65.0 million for the same period in 2020, which included $1.5 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to clinical activities related to VIR-7831 and VIR-2218, higher fair value of our contingent consideration, costs incurred under our collaboration with GSK and contract manufacturing expenses for our COVID-19 programs, and personnel-related expenses due to additional headcount.

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General and Administrative Expenses: General and administrative expenses were $25.7 million for the quarter ended March 31, 2021, which includes $7.0 million of non-cash stock-based compensation expense, compared to $12.6 million for the same period in 2020, which included $1.5 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to personnel-related expenses attributable to additional headcount, legal fees and external consulting expenses.

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Net Loss: Net loss for the quarter ended March 31, 2021, was $168.9 million, or $1.32 per share, basic and diluted, compared to a net loss of $77.2 million, or $0.71 per share, basic and diluted, for the same period in 2020.

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Cash and Cash Equivalents: As of March 31, 2021, excluding restricted cash, the Company had approximately $733.0 million in cash, cash equivalents and investments. This includes $120.0 million from equity sold to GSK under the expanded collaboration agreement signed in February 2021.

About VIR-7831

VIR-7831 is an investigational dual-action SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. VIR-7831, which incorporates Xencor’s Xtend™ technology, also has been designed to achieve high concentration in the lungs to ensure optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life.

About VIR-7832

VIR-7832 is an investigational dual-action SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and an enhanced ability to clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. VIR-7832, which incorporates Xencor’s Xtend and other Fc technologies, has been designed to achieve high concentration in the lungs to ensure optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life. Importantly, VIR-7832 also has been engineered to potentially enhance virus-specific T cell function, which could help treat and/or prevent COVID-19 infection.

About VIR-2218
VIR-2218 is an investigational subcutaneously administered HBV-targeting siRNA that has the potential to stimulate an effective immune response and have direct antiviral activity against HBV. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially can result in an increased therapeutic index. VIR-2218 is the first asset in the company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-3434
VIR-3434 is an investigational subcutaneously administered HBV-neutralizing monoclonal antibody designed to block entry of all 10 genotypes of HBV into hepatocytes and also to reduce the level of virions and subviral particles in the blood. VIR-3434, which incorporates Xencor’s Xtend and other Fc technologies, has been engineered to potentially function as a T cell vaccine against HBV in infected patients, as well as to have an extended half-life.

About VIR-1111

VIR-1111 is an investigational subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About VIR-2482

VIR-2482 is an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a universal prophylactic for influenza A. It has the potential to overcome the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482, which incorporates Xencor’s Xtend technology, also has been half-life engineered so that a single dose has the potential to last the entire flu season.

Vir’s Commitment to COVID-19

Vir was founded with the mission of addressing the world’s most serious infectious diseases. In 2020, Vir responded rapidly to the COVID-19 pandemic by leveraging our unique scientific insights and industry-leading antibody platform to explore multiple monoclonal antibodies as potential therapeutic or preventive options for COVID-19. VIR-7831 is the first SARS-CoV-2-targeting antibody we advanced into the clinic. It was carefully selected for its unique characteristics demonstrated during preclinical research, including a high barrier to resistance and dual-action ability to both block the virus from entering healthy cells and clear infected cells. VIR-7831 has since demonstrated positive monotherapy results in a Phase 3 clinical trial for the early treatment of COVID-19 in high-risk adult patients, and proven in preclinical studies to retain activity against all known circulating COVID-19 variants of concern. Vir is continuing to pursue novel therapeutic and prophylactic solutions to combat SARS-CoV-2 and future coronavirus pandemics, both independently and in collaboration with our partners.

About Vir Biotechnology

Vir Biotechnology is a clinical-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting COVID-19, hepatitis B virus, influenza A and human immunodeficiency virus. For more information, please visit www.vir.bio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding the timing of availability of clinical data, program updates and data disclosures related to Vir’s clinical trials, the ability of VIR-7831 and VIR-7832 to treat and/or prevent COVID-19, the ability of VIR-7831 to be administered via an IM route, the timing and expected number of therapeutic doses that Vir will be able to supply to patients, the potential of Vir’s combination therapy trials with VIR-2218 to result in a functional cure for HBV, initial topline data from the ongoing Phase 1 trial of VIR-3434 in the treatment of patients with HBV and VIR-3434’s potential to be a therapeutic T cell vaccine, the ability of VIR-1111 to elicit a T cell immune response to HIV, potential timelines for advancing influenza therapies, including VIR-2482 and other therapies covered under the expanded agreement with GSK. Many factors may cause differences between current expectations and actual results, including challenges in enrollment, unexpected safety or efficacy data observed during preclinical or clinical studies, challenges in the treatment of hospitalized patients, difficulties in collaborating with other companies or government agencies, challenges in accessing manufacturing capacity, successful development and/or commercialization of alternative product candidates by Vir’s competitors, changes in expected or existing competition, delays in or disruptions to Vir’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes or other external factors, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

Cara Miller

VP, Corporate Communications

cmiller@vir.bio

+1-415-941-6746

Vir Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenues:
Grant revenue	$1,371	$5,231
Contract revenue	605	487
Total revenue	1,976	5,718
Operating expenses:
Research and development	134,870	64,979
General and administrative	25,739	12,649
Total operating expenses	160,609	77,628
Loss from operations	(158,633)	(71,910)
Other income (expense):
Interest income	164	1,755
Other expense, net	(10,246)	(7,069)
Total other income (expense)	(10,082)	(5,314)
Loss before provision for income taxes	(168,715)	(77,224)
Provision for income taxes	(196)	(16)
Net loss	$(168,911)	$(77,240)
Net loss per share, basic and diluted	$(1.32)	$(0.71)
Weighted-average shares outstanding, basic and diluted	127,742,614	108,387,913

Vir Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$521,396	$436,575
Short-term investments	211,636	300,286
Restricted cash and cash equivalents, current	8,601	7,993
Receivable from collaboration	112,500	—
Contract asset	112,500	—
Prepaid expenses and other current assets	26,481	27,511
Total current assets	993,114	772,365
Intangible assets, net	33,687	33,820
Goodwill	16,937	16,937
Property and equipment, net	17,291	17,946
Operating right-of-use assets	60,461	61,947
Restricted cash and cash equivalents, noncurrent	6,998	6,919
Other assets	7,096	8,827
TOTAL ASSETS	$1,135,584	$918,761
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,701	$5,077
Accrued and other liabilities	70,069	76,936
Deferred revenue, current portion	262,929	6,451
Contingent consideration, current portion	24,400	10,600
Total current liabilities	361,099	99,064
Deferred revenue, noncurrent	3,815	3,815
Operating lease liabilities, noncurrent	66,615	66,556
Contingent consideration, noncurrent	46,036	25,374
Deferred tax liability	3,253	3,253
Other long-term liabilities	3,815	3,847
TOTAL LIABILITIES	484,633	201,909
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of March 31, 2021 and December 31, 2020; no shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 129,891,856 and 127,416,740 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	13	13
Additional paid-in capital	1,488,337	1,385,301
Accumulated other comprehensive loss	(1,304)	(1,278)
Accumulated deficit	(836,095)	(667,184)
TOTAL STOCKHOLDERS’ EQUITY	650,951	716,852
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,135,584	$918,761